Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

EAGLE FORD MINERALS, LLC

AS SELLER

AND

CARRIZO (EAGLE FORD) LLC

AS BUYER

OCTOBER 24, 2014

ASSET PURCHASE AGREEMENT

i

EXHIBITS

Exhibit A	Leases, Wells, Working Interest and Net Revenue Interest

Exhibit B	Assignment and Bill of Sale

Exhibit C	Termination Agreement

Exhibit D	Form of Partial Release of Seller Liens

Exhibit E	Form of Stipulation of Interest

Exhibit F	Form of Parent Guaranty

SCHEDULES

Schedule 4.01(n)	Seller Contracts

Schedule 7.02(a)	Wiring Instructions; Adjustments to Closing Amount

Schedule 7.02(c)	Contracts to be Terminated

ii

DEFINITIONS

As used in this Agreement, each of the following terms has the meaning given in the Section referred to below:

“AAA” has the meaning given such term in Section 10.08(b).

“Accounting Arbitrator” has the meaning given such term in Section 3.02(c).

“Agreement” has the meaning given such term in the preamble to this Agreement, and includes all exhibits attached hereto.

“Assignment” has the meaning given such term in Section 7.02(b).

“Applicable Joint Operating Agreements” means an A.A.P.L. Form 610-1989 Model Form Operating Agreement between Buyer, as operator, and Seller, as non-operator, with respect to one or more Properties for exploration and development of such Properties, and which governs the Parties’ respective rights, duties and obligations as between themselves in such Properties.

“Assumed Obligations” has the meaning given such term in Section 8.01.

“Business Day” shall mean any day other than Saturdays, Sundays or days upon which the majority of banking institutions in Houston, Texas are closed for business.

“Buyer” has the meaning given such term in the preamble to this Agreement.

“Buyer Amounts” has the meaning given such term in Section 3.02(a).

“Buyer’s Parent” has the meaning given such term in Section 5.02(a).

“Claim” has the meaning given such term in Section 8.05(b).

“Claim Notice” has the meaning given such term in Section 8.05(b).

“Closing” has the meaning given such term in Section 7.01.

“Closing Amount” has the meaning given such term in Section 3.01(a).

“Closing Date” has the meaning given such term in Section 7.01.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contracts” has the meaning given such term in Section 1.02(e).

“Damages” has the meaning given such term in Section 8.04.

“Dispute” has the meaning given such term in Section 10.08(b).

“Dispute Notice” has the meaning given such term in Section 3.02(b).

“Effective Time” has the meaning given such term in Section 2.01.

“Equipment” has the meaning given such term in Section 1.02(g).

“Excluded Assets” has the meaning given such term in Section 1.03.

“EY” means Ernst & Young.

“Fundamental Representations” has the meaning given such term in Section 8.06(e).

“Good and Defensible Title” has the meaning given to such term in Section 6.01.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hydrocarbons” means oil, gas well gas, casinghead gas, condensate, or other substances produced incident therewith and all components of any of them.

“Income Taxes” means (i) any federal, state, local or foreign taxes (including, without limitation, interest and penalties) on or measured by net income and (ii) the Texas franchise tax.

“Indemnified Party” has the meaning given such term in Section 8.05(a).

“Indemnifying Party” has the meaning given such term in Section 8.05(a).

“Individual Claim Threshold” has the meaning given such term in Section 8.06(c).

“Lands” has the meaning given such term in Section 1.02(a).

“Laws” means all permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Authorities.

“Lease(s)” has the meaning given such term in Section 1.02(a).

“Like-Kind Exchange” has the meaning given such term in Section 10.03.

“Net Revenue Interest” has the meaning given such term in Section 6.01.

“NORM” means naturally occurring radioactive material.

“Parent Guaranty” shall mean that certain Guaranty Agreement from Carrizo Oil & Gas, Inc. in the form attached as Exhibit F.

“Party” and “Parties” have the meanings given such term in the preamble.

“Permitted Encumbrances” has the meaning given such term in Section 6.03.

“Post-Closing Payment” has the meaning given such term in Section 3.01(b).

“Post-Closing Payment Date” means February 16, 2015.

“Post-Closing Settlement Statement” has the meaning given such term in Section 3.02(b).

“Preferential Rights” means preferential purchase rights, third party consent to assignment requirements, areas of mutual interest obligations, or similar rights or restriction, the satisfaction of which may be required for Seller to consummate this transaction or execute and deliver this Agreement or any assignment pursuant to this Agreement.

“Property” has the meaning given such term in Section 1.02.

“Property Expense” means all capital expenses, joint interest billings, lease operating expenses, lease rentals, bonuses and shut-in payments, royalties, overriding royalties, net profits interests, drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures, including those expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by COPAS, that are attributable to the operation of the Purchased Interests conducted during the period in question.

“Purchase Price” has the meaning given such term in Section 3.01.

“Purchased Interest” has the meaning given such term in Section 1.01.

“Records” has the meaning given such term in Section 1.02(f).

“Rights-of-Way” has the meaning given such term in Section 1.02(b).

“SEC” has the meaning given such term in Section 5.02(a).

“Seller” has the meaning given such term in the preamble.

“Seller’s Accountants” has the meaning given such term in Section 5.02(a).

“Seller Amounts” has the meaning given such term in Section 3.02(a).

“Seller Contracts” has the meaning given such term in Section 4.01(n).

“Seller’s Knowledge” means the actual knowledge of the following persons without duty of further inquiry: Frank Bufkin, III, Kevin Reed, Jason Moore, Art Hughes and Greg Wood.

“Special Warranty” has the meaning given such term in Section 6.02.

“Termination Agreement” has the meaning given to it in Section 7.02(c).

“Wells” has the meaning given to such term in Section 1.02(b).

“Working Interest” has the meaning given such term in Section 6.01.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated the 24th day of October 2014, is between EAGLE FORD MINERALS, LLC, a Texas limited liability company (“Seller”), whose address is P. O. Box 2243, Longview, Texas 75606-2243, and CARRIZO (EAGLE FORD) LLC, a Delaware limited liability company, whose address is 500 Dallas, Suite 2300, Houston, Texas 77002 (“Buyer”). Each of Buyer and Seller is individually a “Party” and are collectively the “Parties”.

WHEREAS, Seller owns certain interests in oil and gas property in LaSalle, Atascosa and McMullen Counties, Texas covering approximately 6,800 net mineral acres; and

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of Seller’s interest in and to such properties, subject to and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree to the definitions above and agree as follows:

ARTICLE I.

SALE AND PURCHASE

Section 1.01. Sale and Purchase. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and pay for all of Seller’s right, title and interest in and to the Property (the “Purchased Interest”).

Section 1.02. Property. The “Property” shall mean, collectively, all of Seller’s right, title and interest in and to following:

(a)	The oil, gas and mineral leases and leasehold estate created thereby described, limited and/or restricted on Exhibit A attached hereto and incorporated herein for all purposes, whether legal or equitable, vested or contingent (the leases described on Exhibit A are hereinafter referred to as “Lease(s)” and the lands covered thereby which shall be referred to herein collectively as the “Lands”);

(b)	All wells, including Hydrocarbon, condensate, water, CO2 or injection wells, located on any of the Leases or Lands, or any other lease or lands with which any Lease has been unitized, including the wells specified in Exhibit A (the “Wells”);

(c)	All rights-of-way, easements, surface use agreements, water access and water use agreements and other similar surface use or water rights, used or held for use in respect of the Leases or Lands (the “Rights-of-Way”);

(d)	All Hydrocarbons produced from or allocated to the Leases, Lands and Wells on and after the Effective Time;

(e)	All of the assignments or other instruments or agreements that pertain to the Leases, Wells or Rights-of-Way and which will be binding on the Leases, Wells or Rights-of-Way or Buyer after the Closing (the “Contracts”);

(f)	All land and engineering (including geological and geophysical data contained therein) files in Seller’s possession, and copies of any other files, records and data directly relating to the Leases, Wells, Rights-of-Way, Hydrocarbons and Contracts except to the extent Seller is prohibited from transferring the same by any contractual restraints, to the extent such files, records and data are subject to the attorney-client or other legal privilege and to the extent relating to any of the Excluded Assets (the “Records”); and

(g)	All of the personal property, fixtures, wellhead equipment, materials, facilities, movable and immovable property and improvements located on the Lands (the “Equipment”).

Section 1.03. Excluded Assets. The Property shall not include, and there is excepted, excluded, and retained from the transaction contemplated by this Agreement (“Excluded Assets”):

(a)	All deposits, surety bonds, rights under any letters of credit, and collateral pledged to secure any liability or obligation of Seller in respect of the Property;

(b)	All general corporate books and records relating to Seller’s business generally, even if containing references to the Property;

(c)	All Income Tax returns;

(d)	All technical data that is not transferable pursuant to a third-party agreement (or which was transferable, but only with the payment of a fee, cost or expense that Buyer did not elect to pay);

(e)	All trade credits, accounts, receivables and all other proceeds, incomes or revenues attributable to the Properties with respect to any period prior to the Effective Time;

(f)	All claims and causes of action of Seller attributable to any period prior to the Effective Time except those claims and causes of action arising with respect to Assumed Obligations;

(g)	All refunds or loss carry financials with respect to (i) taxes (other than Income Taxes) attributable to the Properties for any period prior to the Effective Time, (ii) Income Taxes or (iii) any taxes attributable to Excluded Assets;

(h)	All obligations for which Seller owes Buyer indemnity under Section 8.02 and audit rights arising under any of the Applicable Joint Operating Agreements with respect to any period prior to the Effective Time; and

(i)	Documents prepared by or for Seller with respect to (i) lists of prospective purchasers for the sale of the Properties compiled by Seller, (ii) bids submitted by other prospective purchasers for such transaction and (iii) analyses by Seller of any bids submitted by any prospective purchaser.

ARTICLE II.

EFFECTIVE TIME

Section 2.01. Effective Time. The purchase and sale of the Purchased Interests shall be effective as of 12:01 a.m., Central Daylight Time on October 1, 2014 (the “Effective Time”).

Section 2.02. Ownership of Property. Subject to the provisions hereof (including Section 8.01), prior to the Effective Time, Seller shall be entitled to all of the rights of ownership and, except as otherwise provided herein (including Section 8.01), shall be subject to the duties and obligations attributable to the ownership of the Purchased Interest. From and after the Effective Time, subject to the terms and conditions set forth herein (including Section 8.01), (i) Buyer shall be entitled to and does hereby expressly assume all of the rights of ownership and shall be subject to the duties and obligations attributable to the ownership of the Purchased Interest; and (ii) Seller shall be entitled to all of the rights of ownership and shall be subject to the duties and obligations attributable to the Excluded Assets.

ARTICLE III.

PURCHASE PRICE

Section 3.01. Purchase Price. The aggregate consideration Buyer shall pay Seller for Buyer’s acquisition of the Purchased Interest shall be $250,000,000.00 (the “Purchase Price”), adjusted in accordance with this Agreement and payable to Seller in the manner and in the amounts set forth below:

(a)	At Closing, the amount of $100,000,000.00 (the “Closing Amount”) subject to the adjustments and pursuant to the instructions set forth in Section 7.02(a); and

(b)	On or before the Post-Closing Payment Date, but not sooner than January 1, 2015, the amount of $150,000,000.00 (the “Post-Closing Payment”), as adjusted pursuant to the adjustments set forth in this Agreement, including, without limitation, in this Article III, but, for the avoidance of doubt, without accruing any interest, to be paid by Buyer to Seller by wire transfer in immediately available funds to the account designated by Seller on Schedule 7.02(a).

Section 3.02. Adjustments to Purchase Price.

(a)

Notwithstanding anything to the contrary contained herein, all Hydrocarbon production revenue and Property Expenses produced from or attributable to any part of the Purchased Interests and relating to the period prior to the Effective Time shall be owned by and borne by Seller (“Seller Amounts”) and all similar Hydrocarbon production revenue and Property Expenses, produced from or attributable to the Purchased Interests and relating to the period after the Effective Time, shall be owned by and borne by Buyer (“Buyer Amounts”). The Closing Amount and the Post-Closing Payment shall each be increased or decreased as the case may be (without duplication) by the applicable Buyer Amounts and Seller Amounts set forth on Schedule 7.02(a) or the Post-Closing Settlement Statement. Schedule 7.02(a) also includes the proceeds for such volumes that have not been received by Seller, in an amount equal to the aggregated volumes of Hydrocarbons stored in stock tanks, pipelines or other storage as of the Effective Time that are attributable to the ownership and operation of the Property multiplied by the contract price therefor on the Effective Time.

(b)	On or before the date that is ten (10) Business Day prior to the Post-Closing Payment Date, Buyer shall prepare and deliver to Seller a good faith accounting (the “Post-Closing Settlement Statement”) reflecting each adjustment made in accordance with this Agreement as of the date of the preparation of such Post-Closing Settlement Statement and showing the final calculation of the Post-Closing Payment, increased or decreased, as applicable by all Seller Amounts and all Buyer Amounts set forth thereon; provided that, Seller and Buyer will each be given credit for any Seller Amounts or Buyer Amounts for which an adjustment was made to the Closing Amount and which is reflected on Schedule 7.02(a). The Post-Closing Settlement Statement shall be based on actual revenues and expenses when available and to the extent actual figures are not available estimates will be used. In addition Buyer shall provide to Seller Buyer’s back up information directly relied upon by Buyer in the preparation of the Post-Closing Settlement Statement and reasonably necessary for Seller to review and respond to such statement. Seller shall, within five (5) Business Days from its receipt of the Post-Closing Settlement Statement provide to Buyer a written report containing any proposed changes to the Post-Closing Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If the final calculation of the Post-Closing Payment set forth in the Post-Closing Settlement Statement is mutually agreed upon by Seller and Buyer, the Post-Closing Settlement Statement shall be final and binding on the Parties.

(c)

If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice within three (3) Business Days of Buyer’s receipt of such Dispute Notice then (i) (A) in the event the amount in dispute is less than $5,000,000, Buyer shall pay to Seller the Post-Closing Payment as adjusted using Buyer’s calculations set forth on the Post-Closing Settlement Statement or (B) in the event the amount in dispute is $5,000,000 or greater, Buyer shall pay to Seller at least $145,000,000 of the Post-Closing Payment, and (ii) each of Buyer and Seller shall within ten (10) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to the Houston, Texas office of EY or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Post-Closing

Settlement Statement and any other documentation such Party may desire to submit. Subject to Buyer’s obligation to pay at least $145,000,000 of the Post-Closing Payment pursuant to subclause (i)(B) of this Section 3.02(c), amounts in dispute related to Seller’s indemnification obligations shall be resolved in accordance with Article VIII and all other disputed amounts set forth on the Dispute Notice will be resolved in accordance with this Section 3.02 in either case without prejudice to the Party retaining, or receiving, the Post-Closing Payment. Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. The costs of such Accounting Arbitrators shall be borne one-half by Buyer and one-half by Seller. In the event that EY declines to serve as the Accounting Arbitrator and the Parties are unable to mutually agree upon its replacement within 10 days following the date upon which EY provides notice that it will not serve as Accounting Arbitrator, then each Party will nominate a candidate to be the Accounting Arbitrator, and such candidates so nominated by the Parties shall together determine the Accounting Arbitrator. Upon the final determination by the Accounting Arbitrator the applicable Party shall pay to the other Party the amount determined by the Accounting Arbitrator with respect to such dispute after taking into account any adjustments already made to the Post-Closing Payment with respect to such disputed amount. Such payment shall be by wire transfer of immediately available funds to the account designated by the relevant Party.

(d)	If a Party receives any proceeds or pays any additional expenses (including any Property Expenses) for or on behalf of the other Party, it shall promptly invoice the other Party for such expenses (who shall promptly pay such invoice) or remit to the other Party the proceeds received (to the extent such amounts had not been previously accounted for on or before the Post-Closing Payment Date).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of Seller. The following representations and warranties are made to Buyer by Seller, and shall be true and correct in all material respects as of the Effective Date and as of Closing:

(a)	Seller is duly organized as a limited liability company, validly existing, and in good standing under the laws of the State of Texas.

(b)	It has all requisite limited liability company power and authority to carry on its business as presently conducted, to own and operate the Property, to enter into this Agreement, to sell the Purchased Interest on the terms described in this Agreement and to otherwise perform its obligations under this Agreement, except where the failure to do so would not result in a material adverse effect.

(c)	The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company actions on its part.

(d)	This Agreement has been duly executed and delivered on its behalf and constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e)	The execution, delivery, performance and consummation of this Agreement does not and will not: (i) conflict with or result in any breach of any provision of its organizational documents, or (ii) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which it is a party or by which it or any portion of or all of the Property is bound, except where no material adverse effect is likely to result therefrom.

(f)	It has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transaction contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(g)	Seller has received no notice of any suit, action, governmental investigation, written governmental inquiry, or other proceeding and to Seller’s Knowledge, no such suit, action, investigation, inquiry or proceeding has been threatened against it, or in rem against the Property, before any court, governmental agency or arbitrator which are reasonably likely to affect its ability to consummate this transaction, adversely affect the Property, or perform its obligations under this Agreement; there exists no unsatisfied judgments against it which might result in impairment or loss of its interest in any part of the Property or that might hinder or impede the operation of the Property in any material respect or that, to Seller’s Knowledge, seeks to restrain or prohibit, or to obtain substantial damages from it in respect of or which is related to or arises out of this Agreement or the consummation of all or part of the transactions contemplated herein, or which otherwise might materially impair and adversely affect the Purchased Interest or the value or the conveyance thereof. It has not received a written claim or written demand notice that has not been satisfactorily resolved that would materially adversely affect the Property.

(h)	All federal, state and local tax and information returns relating to the Property and required under the statutes, rules and regulations of such jurisdiction have been filed, and all taxes attributable to its ownership of the Property (including franchise taxes, but excluding other Income Taxes), if any, through the Effective Time, including, but not limited to, ad valorem, taxes on production, and severance taxes (other than those being contested in good faith for which adequate provisions will be made) whether or not shown or required to be shown on said returns to be due, and additional assessments received prior to the date hereof which are due and payable, have been paid.

(i)	There are no bankruptcy proceedings pending against, or, to its knowledge, being contemplated or threatened in writing against it by any third party.

(j)	Seller (and not any of its affiliates) is the record title owner of the Leases set forth on Exhibit A.

(k)	The Property is not subject to any Preferential Rights created or granted by Seller.

(l)	There are no calls on production or preferential rights to purchase production from the Property created or granted by Seller or any of its parents, subsidiaries or affiliates.

(m)	No filing or registration with, and no permit, authorization, certificate, waiver, license, consent or approval of, any Governmental Authority is necessary for the execution, delivery or performance by it of this Agreement other than those approved consents or waivers customarily obtained after Closing.

(n)	Except for the contracts and agreements set forth on Schedule 4.01(n), there are no contracts or agreements, oral or written, to which Seller is a party affecting the Property, or by which Seller has bound the Property except as to which the Buyer or its affiliates is a party (collectively, the “Seller Contracts”).

(o)	No Purchased Interest is subject to any tax partnership agreement or provisions requiring a partnership Income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

Section 4.02. Representations and Warranties of Buyer. Buyer represents and warrants the following to Seller:

(a)	Buyer is duly organized as a limited liability company, validly existing and in good standing under the laws of the State of its incorporation and is duly qualified to conduct business in the State of Texas and in each state where the failure to do so could result in a material adverse effect.

(b)

Buyer has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Purchased Interest on the terms described in this Agreement, to own and operate its interest in the Property and to perform its other obligations under this Agreement, and is in compliance with the bonding and liability insurance requirements in accordance with all applicable state or federal laws or regulations, except where the failure to do so would not result in a material adverse effect.

(c)	The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer.

(d)	This Agreement has been duly executed and delivered on behalf of Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e)	The execution, delivery, performance and consummation of this Agreement does not and will not: (i) conflict with or result in any breach of any provision of the organizational documents of Buyer, or (ii) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which Buyer is a party or by which Buyer is bound except where no material adverse effect is likely to result therefrom.

(f)	Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

(g)	No actions, demands, suits, governmental investigations, written governmental inquiries, or other proceedings pending, or to the knowledge of Buyer, threatened in writing before any court, governmental agency or arbitrator against Buyer or any affiliate of Buyer which are reasonably likely to affect Buyer’s ability to consummate this transaction or perform its obligations under this Agreement and there exist no unsatisfied judgments against Buyer which might result in impairment or loss of Seller’s interest in any part of the Property or that might hinder or impede the operation of the Property in any material respect or that, to the knowledge of Buyer, seeks to restrain or prohibit, or to obtain substantial damages from Buyer in respect of or which is related to or arises out of this Agreement or the consummation of all or part of the transactions contemplated herein, or which otherwise might reasonably be expected to materially impair or adversely affect the Property or the value thereof.

(h)	There are no bankruptcy proceedings pending against, or, to the knowledge of Buyer, being contemplated by or threatened against Buyer by any third party.

(i)	Buyer intends to acquire the Purchased Interest for its own benefit and account and is not acquiring such interests with the intent of distributing fractional undivided interests therein such as would be subject to regulation by federal or state securities laws, and that if, in the future, it should sell, transfer or otherwise dispose of its interests in the Property or fractional undivided interests therein, it will do so in compliance with any applicable federal and state securities laws.

(j)	Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities similar to the Property and in making its decision to enter into this Agreement and consummate the transaction contemplated herein, Buyer has (i) relied solely on its own independent investigation and evaluation of the Property, and (ii) satisfied itself as to the environmental, physical and other condition of, and contractual arrangements, affecting the Property.

Section 4.03. Extent of Representations and Warranties. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE ASSIGNMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER BY ANY AFFILIATE, OFFICER, DIRECTOR, STOCKHOLDER, PARTNER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER, ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, SELLER’S COUNSEL OR ANY OTHER AGENT, CONSULTANT OR REPRESENTATIVE). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE ASSIGNMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (A) THE TITLE TO ANY OF THE PROPERTY, (B) THE CONDITION OF THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING DISTINCTLY UNDERSTOOD THE PURCHASED INTEREST IS BEING SOLD “AS IS”, “WHERE IS” AND “WITH ALL FAULTS AS TO ALL MATTERS”, AND (C) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (INCLUDING WITHOUT LIMITATION, IN RESPECT OF GEOLOGICAL AND ENGINEERING DATA, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING).

Section 4.04. Disclaimers.

(a)	SELLER HAS NOT MADE AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE PROPERTY.

(b)	THE PROPERTY HAS BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTE, OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE PROPERTY OR ASSOCIATED WITH THE PROPERTY. EQUIPMENT AND SITES INCLUDED ON THE PROPERTY MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE PROPERTY OR INCLUDED IN THE PROPERTY MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE PROPERTY.

ARTICLE V.

COVENANTS

Section 5.01. General Covenants. Seller and Buyer each covenant and agree as follows:

(a)	Seller and Buyer agree to cooperate with each other following the Closing in connection with the preparation by such Parties of any report to any Governmental Authority that is required of such Parties as the result of the execution and delivery of this Agreement or the consummation of the transactions described in this Agreement.

(b)

Each Party will use its commercially reasonable efforts to take or to cause to be taken all actions, and to do or cause to be done, all things necessary, proper, or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including (i) cooperation in determining whether any action by or in respect of, or filing with any Governmental Authority is required, or any actions, consents, approvals, or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated hereby; (ii) cooperation in seeking and obtaining any such actions, consents, approvals, or waivers; and, (iii) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

Section 5.02. Delivery of Financial Statements and Other Information.

(a)	Without limiting the generality of Section 5.01, on or before thirty (30) days after the Buyer’s Draft Delivery Date (as defined herein), Seller shall deliver to Buyer statements of revenues and direct operating expenses relating to the Purchased Interest for the years ended December 31, 2013 and December 31, 2012 and the nine-month periods ended September 30, 2014 and September 30, 2013, (collectively, the “Purchased Interest Financial Statements”), including notes and supplemental oil and gas reserve disclosures relating thereto required by SEC rules and regulations, in each case as shall be necessary for inclusion in the registration statement on Form S-3 of Buyer’s parent company and/or its affiliates (collectively, “Buyer’s Parent”) under the Securities Act of 1933, as amended and/or other registration statement filed with the Securities and Exchange Commission (the “SEC”) and current report on Form 8-K of Buyer’s Parent under the Exchange Act of 1934, as amended. The foregoing shall also include the obligation to provide financial statements with the same or similar information for any other periods necessary at any time for inclusion in such registration statement or report. Seller will deliver to Buyer together with such financial statements the unqualified audit opinion of KPMG (the “Seller’s Accountants”) with respect to all of the financial statements (including, without limitation, supplemental oil and gas reserve disclosures required by SEC rules and regulations) to be delivered under this Section 5.02(a). Seller will also take all reasonable steps to cause the delivery of reasonably requested consent of Seller’s Accountants related to any filing by Buyer’s Parent under applicable securities laws, and will execute any customary representation letters as are necessary in connection with the financial statements and related matters described herein.

(b)	Buyer shall provide to Seller (i) drafts of the financial statements required under this Section 5.02 and (ii) any other information or assistance reasonably requested by Seller in order for Seller and its Representatives to prepare and deliver financial statements and any other documents required under this Section. The date of any delivery by the Buyer of such draft financial statements is referred to herein as the “Buyer’s Draft Delivery Date.” To the extent there is more than one Buyer Draft Delivery Date with respect to financial statements delivered under this Section, the 30 day requirement for Seller to deliver financial statements to Buyer shall be reduced to 10 days after delivery of the draft financials to Seller.

(c)	Notwithstanding anything in Section 10.04 to the contrary, all fees, costs and expenses incurred by either Party for services provided by Seller’s Accountants in connection with this Agreement shall be paid by Buyer.

(d)	Notwithstanding the foregoing, nothing in this Section 5.02 shall expand Seller’s representations and warranties set forth in this Agreement other than as set forth in this Section 5.02 or give Buyer, its Affiliates or any third party any rights to which it is not otherwise entitled hereunder.

(e)	To the extent requested by Buyer, Seller shall provide to Buyer for use by Buyer’s Parent as promptly as reasonably practical (i) any additional financial statements, schedules or information (including, without limitation, access to the work papers of Seller’s Accountants related to the financial statements described in this Section 5.02) relating to the Purchased Interest that are required to be included in any registration statement, Form 8-K or other document filed or to be filed by Buyer’s Parent or any of its affiliates under applicable securities laws, (ii) any additional financial or operating data relating to any of the financial statements, schedules or information referred to in this Section 5.02 or relating to the Purchased Interest, (iii) any additional reasonably requested documents or assistance including any (A) internal or external accounting certifications, (B) assistance of internal or external reserve engineers, (C) assistance in correspondence with or submissions to the Staff of the SEC, including in connection with any requests for waivers or response to comments, (D) assistance with any due diligence efforts or other communications with Buyer’s Parent’s underwriters for any securities offering and (E) assistance with respect to any pro forma financial statement information to be presented by the Buyer’s Parent.

Section 5.03. Notice of Certain Events. Each Party (the “Notifying Party”) shall notify the other Party promptly after the Notifying Party has knowledge of:

(a)	any fact, occurrence, event, condition or development that has resulted in the inaccuracy, breach or violation of any representation or warranty, covenant or agreement contained in this Agreement made by or to be complied with by such Notifying Party at any time during the term hereof and that would reasonably be expected to cause or result in any of the conditions set forth herein not to be satisfied provided, however, that no such notification shall be deemed to cure any such inaccuracy, breach or violation in such Notifying Party’s representations and warranties or covenants and agreements or in the Schedules or Exhibits for any purpose under this Agreement and no such notification shall limit or otherwise affect the remedies available to the other Party; and

(b)	any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby.

ARTICLE VI.

SPECIAL WARRANTY

Section 6.01. Good and Defensible Title. As used herein, the term “Good and Defensible Title” shall mean that quality of title to the Property by virtue of which Seller can successfully defend against a claim to the contrary made by a third party that (i) Seller (and upon Closing, Buyer, in respect of its Purchased Interest share) by virtue of its ownership interest in the Leases, Lands and Wells described on Exhibit A, is entitled to receive an undivided fractional interest of not less than the “Net Revenue Interest” set forth on the attached Exhibit A in and to the Hydrocarbons (the “Net Revenue Interest”) produced from or attributable to the Leases, Lands and Wells without reduction, suspension, or termination throughout the productive life of such Property except for (a) decreases in connection with those operations in which Seller (or Buyer after Closing) may be a non-consenting co-owner, (b) decreases resulting from the establishment or amendment of pools or units, or (c) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries; (ii) Seller is obligated to bear (and after Closing Buyer shall be obligated to bear its proportionate share of) the undivided fractional interest of the costs and expenses related to the maintenance, development, drilling, equipping, testing, completing, sidetracking, reworking, producing and operation of the Leases, Lands and Wells of no more than the “Working Interest” set forth on the attached Exhibit A (the “Working Interest”); and (iii) none of the Property, or any portion thereof, is subject to any liens or material encumbrances, obligations or defects except those which are Permitted Encumbrances.

Section 6.02. Special Title Warranty. In the Assignment contemplated hereby, Seller shall warrant Good and Defensible Title to the Properties unto Buyer, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, and under Seller or any of its parents, subsidiaries and affiliates, but not otherwise (the “Special Warranty”). Permitted Encumbrances shall not be deemed defects in title for purposes of such warranty. To the extent Seller has the right to do so, the Assignment shall further be made with full substitution and subrogation of Buyer in and to all warranties of title heretofore made by Seller’s predecessors in title in respect of the Property.

Section 6.03. Permitted Encumbrances. As used herein and in the Assignment to be delivered at Closing, the term “Permitted Encumbrances” shall mean:

(a)	The terms and conditions of the Leases and other instruments of record, including lessors’ royalties, overriding royalties, net profits, carried interests, payments out of production, reversionary interests and other burdens (payable or in suspense) affecting Seller’s Net Revenue Interest if the net cumulative effect of such burdens does not operate to (a) reduce the Net Revenue Interest of Seller in any Property to less than the Net Revenue Interest for such Property as set forth on Exhibit A; or (b) increase the Working Interest of Seller in any such Property to greater than the Working Interest therefor as set forth on Exhibit A (unless Seller’s Net Revenue Interest therein is increased in the same proportion);

(b)	All rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained subsequent to such sale or conveyance;

(c)	Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations on, over or in respect of any of the Property or any restriction on access thereto that do not materially interfere with or materially impair the operation of the affected Property, to the extent the same do not reduce the Net Revenue Interests of Seller below those set forth on Exhibit A or increase the Working Interests of Seller above those set forth on Exhibit A without a corresponding proportionate increase in the Net Revenue Interest;

(d)	The terms and conditions of all leases, agreements, orders, pooling or unitization agreements, operating agreements, farm-in and farm-out agreements, participation agreements, crude oil and natural gas sales, processing and transportation agreements, instruments, documents and other matters described or referred to in this Agreement or Exhibits or Schedules hereto, provided the same do not result in a decrease in the Net Revenue Interest or an increase in the Working Interest in any of the Property (unless Seller’s Net Revenue Interest therein is increased in the same proportion) and that do not and will not materially interfere with or detract from the operations, value or use of the Property by Buyer;

(e)	Rights of reassignment, to the extent any exist as of the Effective Time, upon the surrender or expiration of any lease;

(f)	Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are not material and are being contested in good faith by appropriate proceedings and in the normal course of business;

(g)	Liens, if any, to be released at Closing in a form acceptable to Buyer;

(h)	Consent to assign requirements of the Leases which shall be requested by Seller, and for which Seller shall use all commercially reasonable efforts to obtain after the Closing;

(i)	Preferential rights to purchase or similar agreements with respect to which (i) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby prior to Closing; or (ii) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(j)	Immaterial errors or omissions in documents related to the Property caused by oversights in drafting, executing or acknowledging that have not historically affected the Property (or the value, operations of or production therefrom); and

(k)	Any other defects or irregularities of title or encumbrances that a reasonable, prudent operator in the industry would accept or waive in the ordinary course of business.

ARTICLE VII.

CLOSING

Section 7.01. Closing. The transaction contemplated by this Agreement (herein called the “Closing”) shall take place on October 24, 2014 or such other date as the parties may mutually agree (the “Closing Date”), at 10:00 a.m. Central Time at the offices of Porter Hedges LLP, 1000 Main St., 36th Floor, Houston, Texas 77002.

Section 7.02. Closing Obligations. At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)	Buyer shall deliver by wire transfer to Seller at Closing, in accordance with Seller’s written instructions, an amount equal to the Closing Amount, adjusted as set forth on Schedule 7.02(a) to the account designated by Seller thereon.

(b)	Seller shall execute, acknowledge and deliver to Buyer an assignment, bill of sale and conveyance (the “Assignment”) in substantially the same form as attached hereto as Exhibit B of all of Seller’s right, title and interest in and to the Property, on an “AS IS, WHERE IS” basis with respect to all personal property, equipment and fixtures, but subject to a Special Warranty as described in Section 6.02.

(c)	Seller shall execute and deliver to Buyer a Termination Agreement (the “Termination Agreement”) in substantially the same form as attached hereto as Exhibit C, terminating, as of the Effective Date, all those agreements set forth on Schedule 7.02(c).

(d)	Seller shall execute and deliver a certificate of non-foreign status reasonably acceptable to Buyer that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2).

(e)	Seller shall deliver, or cause to be deliver to Buyer duly executed and recordable releases of any liens, deeds of trust, mortgage or other encumbrance related to the Properties, substantially in the form of Exhibit D attached hereto and in adequate counterparts for recording such releases.

(f)	Buyer shall deliver the Parent Guaranty.

Section 7.03. Further Assurances. After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.

ARTICLE VIII.

INDEMNITIES

Section 8.01. Assumed Obligations. Without limiting Buyer’s rights to indemnity under Section 8.02, on the Closing Date, Buyer shall assume and hereby covenants and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the rights, duties, obligations and liabilities of Seller, caused by, arising out of or resulting from the ownership, use or operation of the Purchased Interest, or the condition, quality, status or nature thereof (the “Assumed Obligations”), arising from events or circumstances occurring prior to and after the Effective Time.

Section 8.02. Indemnification by Seller.

(a)	Seller shall indemnify, defend, and hold Buyer and Buyer’s members, managers, officers, directors, partners, employees, affiliates and subsidiaries harmless from and against any and all Damages (as defined herein) arising out of or in any way connected with (i) breaches of any of Seller’s representations, warranties and covenants hereunder, (ii) taxes allocable to Seller under Section 9.01, (iii) the Excluded Assets, (iv) the amounts payable by Seller under the Applicable Joint Operating Agreements with respect to costs, expenses (including capital expenses), royalties, overriding royalties, production payments, net profits and similar interests payable on or attributable to production, revenues or proceeds payable by Seller on or attributable to the sale of Hydrocarbons produced from or attributable to the Properties for any period prior to the Effective Time and (v) Seller’s Special Warranty in the Assignment.

(b)	The indemnification obligations of Seller shall not limit the disclaimers of warranties with respect to the Property and the indemnities contained herein shall have no application to matters of description, title, quality, value, fitness for purpose or merchantability of the Property.

(c)	Subject to Section 3.02(c), Buyer shall be entitled to set off against the Post-Closing Payment Damages arising out of Seller’s indemnification obligations if the Damages have been agreed to by the Parties under this Article VIII.

Section 8.03. Indemnification by Buyer. Buyer shall indemnify, defend, and hold Seller and Seller’s members, managers, officers, directors, partners, employees, affiliates and subsidiaries harmless from and against any and all Damages (as defined herein) to the extent arising out of or in any way connected with the Assumed Obligations or breaches of any representations, warranties and covenants of Buyer hereunder.

Section 8.04. Damages. “Damages” for purposes of this Article VIII shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any indemnified party arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided that no Person shall be entitled to indemnification under this Article VIII for, and “Damages” shall not include (i) consequential damages suffered by the Party claiming indemnification, or any punitive damages, except any such damages that are recovered by third parties from such Indemnified Party in connection with Damages indemnified hereunder, and (ii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or increased by the actions or omissions after the Closing Date of any indemnified party.

Section 8.05. Indemnification Actions. All claims for indemnification under Section 8.02 or 8.03 shall be asserted and resolved as follows:

(a)	For purposes of this Article VIII, the term “Indemnifying Party” when used in connection with particular Damages shall mean the Party having an obligation to indemnify another Party with respect to such Damages pursuant to this Article VIII, and the term “Indemnified Party” when used in connection with particular Damages shall mean the person or persons having the right to be indemnified with respect to such Damages by another Party pursuant to this Article VIII.

(b)	To make a claim for indemnification, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 8.05 including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based on a claim by a third party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 8.05 shall not relieve the Indemnifying Party of its obligations under Section 8.02 or 8.03 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the claim.

(c)	In the case of a claim for indemnification based on a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)	If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. Subject to the terms of this Section 8.05, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest (provided that the Indemnified Party shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 8.05(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, settle any Claim or consent to the entry of any judgment with respect thereto (i) that does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim, (ii) that provides for any relief binding on any Indemnified Party other than monetary damages which will be paid in full by the Indemnifying Party or (iii) in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)	If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f)	In the case of a claim for indemnification not based on a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its liability for such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Damages or that it disputes the claim for such Damages, the claim for such Damages shall conclusively be deemed to have been disputed.

Section 8.06. Limitations on Indemnity.

(a)	The amount of any Damages for which an Indemnified Party is entitled to indemnity under this Article VIII shall be reduced by the amount of insurance proceeds realized by the Indemnified Party or its affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its affiliates).

(b)	No Indemnified Party shall be entitled to duplicate compensation for the same Damages under this Agreement, even if it is entitled to indemnification under more than one Section of this Article VIII.

(c)	Except for claims for indemnity pursuant to Section 8.02(a)(ii)-(v), no Party shall have any right to indemnification hereunder for any claim for which the Damages incurred by a Party do not exceed Fifteen Thousand Dollars ($15,000.00); provided that a Party may aggregate all claims for an individual Lease to reach such amount (the “Individual Claim Threshold”).

(d)	Buyer shall have no right to indemnification hereunder except to the extent the aggregate amount of Damages incurred by Buyer and subject to indemnification under this Article VIII exceed one and three-quarter percent (1.75%) of the Purchase Price (the “Aggregate Claim Deductible”), after which all such amounts exceeding the Aggregate Claim Deductible shall be subject to indemnification hereunder.

(e)	Notwithstanding the foregoing, any indemnification or claims relating to or arising under (i) Section 8.02(a)(iii)-(v), (ii) breaches of Seller’s representations in Sections 4.01(a), 4.01(b), 4.01(c), 4.01(d), 4.01(e), 4.01(f), 4.01(g), 4.01(h), 4.01(i), and 4.01(o) (collectively, the “Fundamental Representations”), (iii) taxes under Section 9.01, (iv) adjustments to the Purchase Price after Closing or (v) Section 3.02(d), shall in each case be without regard to the Individual Claim Threshold or Aggregate Claim Deductible.

(f)	The indemnity obligations set forth in this Article VIII shall survive the Closing and termination of this Agreement; provided however, that other than (i) the Fundamental Representations, and (ii) Seller’s indemnity obligations under Section 8.02(a)(ii)-(v), which shall survive indefinitely, all representations and warranties of Seller hereunder shall expire, and Seller shall have no obligation to indemnify Buyer in respect thereof on or after twelve (12) months after the Closing, provided that there shall be no termination of any bona fide claim for Damages asserted pursuant to this Article VIII with respect to such a representation or warranty prior to its expiration date.

(g)	Other than in respect of breaches of Fundamental Representations, the Special Warranty of Title, taxes allocable to Seller under Section 9.01, and any claim brought under Section 8.02(a)(iii)-(iv), Section 10.03 or Section 3.02(d) hereof, Seller’s maximum aggregate indemnity obligation hereunder shall not exceed, in any event, twenty percent (20%) of the Purchase Price.

Section 8.07. Sole and Exclusive Remedy. Except with respect to the Special Warranty in the Assignment, notwithstanding anything to the contrary contained in this Agreement, this Article VIII and Section 10.12 contain the Parties’ exclusive remedies against each other with respect to this Agreement and the transactions contemplated hereby and the Parties acknowledge and agree that the remedies available in this Article VIII supersede any other remedies at Law or in equity.

ARTICLE IX.

POST-CLOSING RIGHTS AND OBLIGATIONS

Section 9.01. Taxes and Recording Fees. All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Property to Buyer shall be borne by Buyer. The Parties anticipate that the transfer of the Property to Buyer will not be subject to Texas sales and use tax, either (i) pursuant to Texas Tax Code § 151.306 as an exempt transfer of property jointly owned by both Buyer and Seller prior to the transfer, or (ii) as a nontaxable transfer of tangible personal property incidental to the transfer of real property. The Parties shall cooperate in documenting the nontaxability of the transfer (including, as appropriate, the exchange of properly completed exemption certificates or other substantiation), and Seller shall not collect Texas sales and use tax from Buyer in connection with the transfer. Seller shall be allocated and shall bear and pay all taxes (other than Income Taxes) for any period or portion thereof ending prior to the Effective Time, and Buyer shall be allocated and bear all taxes (other than Income Taxes) for any period or portion thereof that begins at or after the Effective Time. Each Party shall be responsible for its own Income Taxes. For purposes of allocating taxes between the period before the Effective Time and the period on and after the Effective Time, (i) all taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such taxes occurred, (ii) taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than Income Taxes or such taxes described in clause (i)), shall be allocated to the period in which the transaction giving rise to such taxes occurred, and (iii) taxes that are ad valorem, property or other taxes imposed on a periodic basis shall be allocated by prorating each such tax based on the number of days in the applicable period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such period that occur on or after the date on which the Effective Time occurs, on the other hand. Each Party shall indemnify and make payments to the other Party as necessary so as to cause each Party to bear responsibility for their share of taxes as allocated under this Section 9.01 within thirty (30) days of written demand therefor.

ARTICLE X.

MISCELLANEOUS

Section 10.01. Confidentiality. From Closing and for a period of two (2) years after the Closing Date, to the extent permitted by law the Parties shall keep, and shall cause their affiliates and its and their respective members, managers, officers, employees, agents, and representatives to keep confidential all information (whether written or oral) received from the other with respect to the Properties, which would be deemed to be confidential information under the Applicable Joint Operating Agreements, unless such information is readily ascertainable from public or published information or trade sources or is received from a third person having no obligation of confidentiality with respect to such information. Should any person take legal action to compel either Party (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or otherwise) to disclose any of such information, such Party shall provide the other Party with prompt notice thereof so that such Party may, if it so desires, seek a protective order or other appropriate remedy (including participation in any such proceeding). In any event, any such Party required to produce such information will furnish only that portion of such information as is legally or upon the advice of counsel required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, either Party may disclose such information to its employees, officers, representatives or advisers who have a need to know such information for the purpose of carrying out the Party’s obligations under this Agreement and who are subject to similar confidentiality restrictions. The Parties hereby acknowledge that they are aware, that the United States securities laws prohibit any Person who has material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of either Party or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. The Parties agree that they will not use or cause any other Person to use any non-public information concerning the matters which are the subject of this Agreement in contravention of applicable law.

Section 10.02. Press Releases. No information in connection with this Agreement shall be released to the public by either Party, including, without limitation, through press releases, without the express written permission of the other Party, unless required by applicable federal, state or local laws, or the rules and regulations of any stock exchange or self-regulatory organization governing an affiliate of Buyer or in connection with such affiliate’s investor communication practices. The Parties acknowledge and agree that Buyer will issue a press release at signing and at Closing. Buyer will allow Seller to review and comment on the draft press release, but the final text of the press release will be determined by Buyer.

Section 10.03. Like-Kind Exchange. Buyer shall cooperate fully, to the extent reasonably requested by Seller, in connection with accommodating an exchange as provided for under Section 1031 or similar section of the Code and any corresponding state income tax provision (“Like-Kind Exchange”). Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Purchased Interests associated therewith, to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(iii)) to accomplish this transaction, in whole or in part, in a manner that will comply with the requirements of a Like-Kind Exchange. Buyer hereby (a) consents to Seller’s assignment of its rights in this Agreement with respect to the Like-Kind Exchange Assets and (b) if such an assignment is made, agrees to transfer all or a portion of the Closing Amount, or the Post-Closing Payment, as adjusted pursuant to this Agreement, into the qualified trust account at Closing, or on the date the Post-Closing Payment is made, as applicable, as directed in writing by Seller; provided that the Closing shall not be delayed or affected by reason of the Like-Kind Exchange. Seller acknowledges and agrees that a whole or partial assignment of this Agreement to a qualified intermediary shall not release Seller from any of its respective liabilities and obligations to Buyer or expand any liabilities or obligations of Buyer under this Agreement. Buyer shall not be obligated to pay any additional costs or incur any additional obligations in its purchase of the Assets if such costs are the result of Seller’s Like-Kind Exchange, and Seller shall indemnify

Buyer Indemnified Parties against any Claims arising from Seller’s Like-Kind Exchange without regard to the Individual Claim Threshold or Aggregate Claim Deductible. No representations are made that any particular tax treatment will be given to either party as a result of the Like-Kind Exchange.

Section 10.04. Expenses. Except as otherwise specifically provided herein, all fees, costs, and expenses incurred by any Party hereto in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, legal, engineering and accounting fees, costs, and expenses.

Section 10.05. Notices. All notices and communications required or permitted under this Agreement shall be in writing, and any such notice or communication shall be deemed to have been duly given or made if personally delivered, or if mailed by registered or certified mail, postage and certification charges prepaid, or sent by a nationally recognized commercial delivery service, charges prepaid, addressed as follows:

If to Seller:

Eagle Ford Minerals, LLC

Attn: Jason T. Moore

4000 U.S. Hwy 31 North

Kilgore, TX 75662

Telephone: (903) 988-8199 ext. 226

Electronic Mail: jmoore@buffcoproduction.com

with a copy to:

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

Attention: Robert H. Thomas

Email: bthomas@porterhedges.com

If to Buyer:

Carrizo (Eagle Ford) LLC

Attn: Andrew R. Agosto

500 Dallas, Suite 2300

Houston, TX 77002

Telephone: (713) 328-1000

Electronic Mail: andy.agosto@carrizo.com

with a copy to:

Carrizo (Eagle Ford) LLC

Attn: Michael Kennington

500 Dallas, Suite 2300

Houston, TX 77002

Telephone: (713) 328-1038

Electronic Mail: mike.kennington@carrizo.com

The effective date of notice shall be the date of receipt in case of personal delivery. In all other cases, the effective date of notice shall be the date such notice is mailed, sent, or transmitted. Any Party may, by notice to the other hereunder, change the address to which delivery shall thereafter be made.

Section 10.06. Successors and Assigns. This Agreement will apply to, be binding in all respects on, and inure to the benefit of the permitted successors and assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the Parties to this Agreement or any other agreement contemplated herein, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement, and other agreements contemplated herein, and all provisions and conditions hereof and thereof are for the sole and exclusive benefit of the Parties to this Agreement and such other agreements and their respective successors and assigns.

Section 10.07. Counterparts. This Agreement may be executed by the Parties hereto in any number of counterparts, each of which shall be deemed an original instrument for all purposes and all of which together shall constitute one Agreement.

Section 10.08. Governing Law; Dispute Resolution.

(a)	This Agreement and the transactions contemplated hereby shall be construed and enforced in accordance with and governed by the laws of the State of Texas, without regard to any conflict of law provisions thereof which may refer the subject matter to another jurisdiction.

(b)

If a dispute arises out of or relates to this Agreement, or the interpretation or breach thereof (a “Dispute”), and such Dispute cannot be settled through good faith negotiation or consultation between the Parties then the Dispute shall be finally decided by resort of either Party to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), now in effect, except to the extent modified herein. The arbitration shall be before three arbitrators appointed as set forth in this Section 10.08(b). Each Party hereto shall appoint one arbitrator and within ten (10) days after the appointment of the last of such two arbitrators, the two arbitrators shall appoint a third arbitrator. If either Party or the two arbitrators fail to timely appoint an arbitrator, then said arbitrator shall be appointed by the AAA. The place of arbitration will be Houston, Texas. The rules of evidence of the State of Texas shall govern the discovery and presentation of evidence in any arbitration hearing. The Parties will submit true copies of all documents considered relevant with their respective statement of claim or defense and any counterclaim or reply. Neither Party may compel the other to produce additional documents. The maximum number of witnesses each Party may call to give evidence is three witnesses of fact and two expert witnesses. The arbitrators shall not have the power to award, nor shall the arbitrators award, any punitive, indirect or consequential damages (however denominated). Each Party will bear its own costs of legal representation and witness expenses. The arbitrators must render a reasoned award in writing. The Dispute will be resolved as quickly as possible. The arbitration award must be issued within three months from completion of the hearing, or as soon as possible thereafter. The arbitration award shall be final and binding on the Parties and judgment on the award rendered may be entered in any court having competent jurisdiction thereof. The provisions of this Section 10.08(b) shall be the sole and exclusive procedures for the resolution of disputes; provided, however, a Party, without prejudice to the mandatory procedures of this Section 10.08(b), may file a complaint for purposes of tolling the statute of limitations, or seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage. Notwithstanding such action, the Parties will continue to participate in good faith in the procedures specified in this Section 10.08(b).

(c)	THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS AND APPROPRIATE APPELLATE COURTS THEREFROM FOR PURPOSES OF ENTERING ANY JUDGMENT OR AWARD OF THE ARBITRATORS OR AS ALLOWED PURSUANT TO SECTION 10.08(B), AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL SUCH MATTERS MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH MATTERS BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH MATTERS. EACH PARTY AGREES THAT A JUDGMENT REGARDING ANY SUCH MATTER MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(d)	EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 10.09. Company and Other Documents. The Parties hereto agree to furnish to each other, as applicable, all company and other documents, certificates, and other instruments relating to the transactions contemplated herein as may reasonably be required.

Section 10.10. Miscellaneous. This Agreement may not be amended nor any rights hereunder be waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver. The headings of the articles and sections of this Agreement are for convenience and shall not limit or otherwise affect any of the provisions of this Agreement. References in this Agreement to Articles, Sections, subsections, Exhibits, and Schedules shall be deemed to refer to Articles, Sections, and subsections of and Exhibits and Schedules to this Agreement, except as provided otherwise in this Agreement. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, limited liability company, trust, estate or Governmental Authority. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire understanding between the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter. Except as otherwise expressly stated in this Agreement, this Agreement is not for the benefit of any third person. The Parties acknowledge that they and their respective counsel have negotiated and drafted this Agreement jointly and agree that the rule of construction which states that ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation or construction of this Agreement.

Section 10.11. Integration. This Agreement, including the exhibits attached hereto, is fully integrated and represents the entire Agreement and understanding of the Parties. This Agreement shall supersede and replace any prior agreements or understanding between the Parties concerning the subject matter of this Agreement. Each of the Parties expressly waives reliance on any facts, promises, undertakings, or representations made by any other Party or such Party’s representatives prior to the execution of this Agreement to the extent such facts, promises, undertakings, or representations are not expressly reflected herein.

Section 10.12. Specific Performance. The Parties agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at Law or in equity.

Section 10.13. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Rest of Page Intentionally Left Blank – Signature Pages Follow]

Executed as of the date first above stated.

SELLER:

EAGLE FORD MINERALS, LLC

By:	/s/ Frank M. Bufkin
Frank M. Bufkin, III, President

(Signature Page to Asset Purchase Agreement between Eagle

Ford Minerals, LLC, as Seller, and Carrizo (Eagle Ford) LLC as Buyer)

BUYER:

CARRIZO (EAGLE FORD) LLC

By:	/s/ S.P. “Chip” Johnson IV
S.P. “Chip” Johnson IV, President and Chief Executive Officer

(Signature Page to Asset Purchase Agreement between Eagle

Ford Minerals, LLC, as Seller, and Carrizo (Eagle Ford) LLC as Buyer)